Exhibit 99.6

CONSENT OF JENNIFER MCFARLANE

In connection with the filing by ClimateRock Holdings Limited of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors for ClimateRock Holdings Limited in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: March 21, 2025	Jennifer McFarlane

/s/ Jennifer McFarlane
Signature